Exhibit 99.1

Applied DNA Sciences Reports Fiscal First Quarter 2015 Results

Record Quarterly Revenue Increases 108 Percent Over Fiscal Q1 2014

Webcast To Be Held Today at 9:00 AM EST

STONY BROOK, NY – February 10, 2015 -- Applied DNA Sciences, Inc. (NASDAQ: APDN), (Twitter: @APDN), a provider of DNA-based anti-counterfeiting technology and product authentication solutions, announced results of its first quarter of fiscal 2015.

Karol Kain Gray, Chief Financial Officer, stated: “This was a milestone quarter for the Company in many different aspects, including achieving our highest quarterly revenues to date.”

Financial Highlights for the First Quarter:
●
Revenues for the first quarter of fiscal 2015 were a record $1.2 million, which is a 108% increase from the $597,354 reported in the same quarter of the prior fiscal year and an increase of 92% compared to the prior quarter ended September 30, 2014.

●	Increased revenues resulted from increased sales of the Company’s SigNature® T DNA and government contract revenue.
●
Total operating expenses were $5.1 million, compared with $4.4 million in the prior year quarter, an increase of $649 thousand or 15% for the three months ended December 31, 2014. The increase is primarily attributable to an increase in non-cash stock-based compensation for grants to employees during the quarter and an increase in expenses related to the Company’s uplisting to NASDAQ on November 17, 2014. This increase was partially offset by a decrease of almost $500 thousand in legal and consulting fees.

●
Net loss for the three months ended December 31, 2014 was $7.8 million, or $ 0.51 per share, compared with a net loss of $6.3 million, or $ 0.48 per share for the three months ended December 31, 2013, primarily as a result of a $2.2 million increase in non-cash expenses.

●
Excluding the non-cash expenses and interest, the Adjusted EBITDA for the three months would have been a negative $1.7 million compared to a negative Adjusted EBITDA of $2.6 million for the same quarter last year. See below for information regarding non-GAAP measures.

Dr. James A. Hayward, President and Chief Executive Officer, stated: “I am proud of the traction we have gained this quarter. We remain focused on building revenue while controlling costs.. The power of our portfolio continues to unlock growth, as we keep a laser focus on our biggest opportunities. The breadth and depth of that portfolio has helped us deliver stronger results, execute against our strategic priorities and extend our leadership in the anti-counterfeiting and product authentication fields. We are taking bold steps forward across our business to deliver new opportunities to our customers.”

Recent Highlights:

● Change in Chief Financial Officer. On February 9, 2015, Karol Kain Gray submitted her resignation as Chief Financial Officer of the Company effective February 15, 2015 to pursue other opportunities. Ms. Gray will remain as a financial consultant to the Company. On February 9, 2015, Beth Jantzen, CPA, the Company’s Controller was appointed as Chief Financial Officer of the Company, effective February 15, 2015. Ms. Jantzen has held the position of Controller since May 2013.

● Demonstrated new multi-modal in-field detection system. This new reader platform offers on-the-spot mark detection and validation as stand-alone or as part of the Company’s digitalDNA® System. The device can identify the presence of an APDN DNA-mark on products before they are sampled or sent for forensic authentication.

● Launched On-Site™ DNA authentication platform for textiles.  This On-Site PCR device and test kit will allow licensees to determine cotton species via fiberTyping® and authenticate unique SigNature T® DNA marks on the spot.

● Completed DNA marking of 10,000 bales of California pima cotton. This project marks the first deployment of APDN’s DNA technology solutions in Asia.  The project’s sponsor is a US-based distributor of fine textiles, which provides finished products to many of America’s largest brands and retailers.

● Invited to serve on AATCC committee. The Company will serve on the RA24 Fiber Analysis Test Methods Committee, part of the American Association of Textile Chemistry and Colorists (AATCC), which provides test method development for thousands of members in 60 countries worldwide.

● SigNature® T marking initiated by The Crypton Companies. Signature T® DNA will help to provide Crypton’s superior textiles and related products with a comprehensive supply chain solution, assuring that the original ingredients or raw materials used are verified in the finished product. Crypton distributes its performance textiles and related products through more than 50 U.S. distributors and major distributors worldwide.

● Granted US patent for identification of genetic variants of Pima cotton. Patent #8,940,485 was granted by the US Patent and Trademark Office for the Company’s pimaTyping authentication of extra long staple or pima cotton-based products.

● Partnership with ITW Pillar Technologies, to provide traceable, tamper-proof induction sealing solutions and plasma modification solutions that can be used to protect products from adulteration, counterfeiting and diversion.

Dr. Hayward concluded: “We continue to refine our approach to operational and executional deliverables that we expect will drive meaningful growth for the business and ultimately maximize shareholder value.”

Webcast Information:

The Company will be hosting a webinar today, February 10, 2015 at 9:00 AM EST. To participate in the webinar, please follow the instructions below:

Reserve your webinar seat now at: https://attendee.gotowebinar.com/register/5821523006886945281

Please email questions prior to the call to investor@adnas.com. While every attempt will be made to answer your questions, due to the large number of expected participants, not all questions may be answered on the call. For those of you unable to participate, the webinar will be posted by end of business on February 10, 2015, and available under the “Investors” tab of the Company’s website.

Information about Non-GAAP Financial Measures

As used herein, “GAAP” refers to accounting principles generally accepted in the United States of America.  To supplement our condensed consolidated financial statements prepared and presented in accordance with GAAP, this earnings release includes Adjusted EBITDA, which is a non-GAAP financial measure as defined in Rule 101 of Regulation G promulgated by the Securities and Exchange Commission.  Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared in presented in accordance with GAAP.

We use this non-GAAP financial measure for internal financial and operational decision making purposes and as a means to evaluate period-to-period comparisons of the performance and results of operations of our core business.  Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of our business by excluding non-cash expenses that may not be indicative of our recurring operating results. We believe this non-GAAP financial measure is useful to investors as they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

“EBITDA” - is defined as earnings (loss) before interest expense, income tax expense and depreciation and amortization expense.

“Adjusted EBITDA” - is defined as EBITDA adjusted to exclude (i) change in fair value of warrant liability, (ii) the loss on conversion of promissory notes, (iii) stock-based compensation and (iv) other non-cash expenses.

The accompanying table below provides a reconciliation of the non-GAAP financial measure presented to the most directly comparable financial measure prepared in accordance with GAAP.

About Applied DNA Sciences

We make life real and safe by providing botanical-DNA based security and authentication solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion. SigNature® DNA describes the platform ingredient that is at the heart of all of our security and authentication solutions. SigNature DNA is at the core of a family of uncopyable products such as DNAnet®, our anti-theft product, SigNature® T, targeted toward textiles, and digitalDNA®, providing powerful track and trace. All provide a forensic chain of evidence and can be used to prosecute perpetrators.

Applied DNA Sciences is listed on the NASDAQ under the symbol APDN, and its warrants are listed under the symbol APDNW.

Forward Looking Statement
The statements made by APDN in this press release may be ”forward-looking” in nature within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements describe APDN’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 15, 2014, and our subsequent quarterly report on Form 10-Q which are available at www.sec.gov. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

investor contact: Debbie Bailey, 631-240-8817, debbie.bailey@adnas.com media contact: Enrique Briz, Dian Griesel Int’l., 212- 825-3210; ebriz@dgicomm.com web: www.adnas.com
twitter: @APDN, @APDNInvestor.

Financial Tables Follow

APPLIED DNA SCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2014	September 30, 2014
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$2,871,570	$1,393,132
Accounts receivable, net of allowance of $11,257 and $9,634 at December 31, 2014 and September 30, 2014, respectively	1,114,541	834,818
Prepaid expenses	149,117	135,365
Total current assets	4,135,228	2,363,315

Property, plant and equipment, net	520,682	576,128

Other assets:
Deposits	61,988	57,638
Deferred offering costs	—	181,104

Intangible assets:
Intellectual property, net of accumulated amortization and impairment of $279,664 and $256,208 at December 31, 2014 and September 30, 2014, respectively	304,416	327,872

Total Assets	$5,022,314	$3,506,057

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:

Accounts payable and accrued liabilities, including related party accrued interest of $-- and $6,597 at December 31, 2014 and September 30, 2014, respectively	$1,197,012	$1,494,759
Promissory notes payable, including $1,000,000 with a related party	—	1,800,000
Deferred revenue	524,361	583,362
Total current liabilities	1,721,373	3,878,121

Warrant liability	—	1,096,412

Total liabilities	1,721,373	4,974,533

Commitments and contingencies

Stockholders’ Equity (Deficit)
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; -0- shares issued and outstanding as of December 31, 2014 and September 30, 2014	—	—
Series A Preferred stock, par value $0.001 per share, 10,000,000 shares authorized; -0- issued and outstanding as of December 31, 2014 and September 30, 2014	—	—
Series B Preferred stock, par value $0.001 per share, 10,000,000 shares authorized; -0- issued and outstanding as of December 31, 2014 and September 30, 2014	—	—
Common stock, par value $0.001 per share; 500,000,000 and 1,350,000,000 shares authorized; 17,361,702 and 13,935,954 shares issued and outstanding as of December 31, 2014 and September 30, 2014, respectively	17,362	13,937
Additional paid in capital	210,872,495	198,277,859
Accumulated deficit	(207,588,916)	(199,760,272)
Total stockholders’ equity (deficit)	3,300,941	(1,468,476)

Total Liabilities and Stockholders’ Equity (Deficit)	$5,022,314	$3,506,057

APPLIED DNA SCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,
	2014	2013

Revenues	$1,241,802	$597,354

Operating expenses:
Selling, general and administrative	4,671,490	3,845,578
Research and development	278,288	459,304
Depreciation and amortization	109,726	105,215

Total operating expenses	5,059,504	4,410,097

LOSS FROM OPERATIONS	(3,817,702)	(3,812,743)

Other income (expense):
Interest income (expense), net	(31,875)	434
Other income (expense), net	(3,685)	155,417
Loss on conversion of promissory notes	(980,842)	—
Loss on change in fair value of warrant liability	(2,994,540)	(2,634,758)

Net loss before provision for income taxes	(7,828,644)	(6,291,650)

Provision for income taxes	—	—

NET LOSS	$(7,828,644)	$(6,291,650)

Net loss per share-basic and diluted	$(0.51)	$(0.48)
Weighted average shares outstanding-
Basic and diluted	15,456,566	13,164,914

APPLIED DNA SCIENCES, INC.
CALCULATION AND RECONCILIATION OF ADJUSTED EBITDA
  (Unaudited)

	Three Months Ended December 31,
	2014	2013

Net Loss	$(7,828,644)	$(6,291,650)

Interest expense (income), net	3,685	(155,417)
Depreciation and amortization	109,726	105,215
Stock based compensation expense	1,998,524	765,546
Change in fair value of warrant liability	2,994,540	2,634,758
Loss on conversion of promissory notes	980,842	—
Common stock issued for consulting services	—	337,500
Bad debt expense	2,779	15,000

Adjusted EBITDA (loss)	$(1,738,548)	$(2,589,048)